Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 30, 2021, except as to Note 7(d), which is as of September 17, 2021, with respect to the consolidated financial statements of Turo Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

January 10, 2022